Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Meredith Gremel
Executive Vice President & COO	Vice President Corporate Affairs and Communications
(616) 878-8793	(616) 878-2830

SpartanNash Announces Second Quarter Fiscal Year 2015 Financial Results

Adjusted EPS from Continuing Operations Improved to $0.53 per Diluted Share; Reported Second Quarter EPS from Continuing Operations of $0.54 per Diluted Share

Year-to-Date Operating Cash Flow Increased 93% to $123.4 Million

GRAND RAPIDS, MICHIGAN – August 19, 2015 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week second quarter and 28-week period ended July 18, 2015.

Second Quarter Results

Consolidated net sales for the 12-week second quarter approximated $1.8 billion in each year as increases in the food distribution segment were offset by the impact of closed stores, a decrease in comparable store sales, significantly lower retail fuel prices compared to the prior year, and lower sales in the military segment.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) were $58.5 million, or 3.3 percent of net sales, compared to $58.3 million, or 3.2 percent of net sales last year. Adjusted EBITDA is a non-Generally Accepted Accounting Principles (GAAP) financial measure. Please see the financial tables at the end of this press release for a reconciliation of Adjusted EBITDA to operating earnings, and a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported operating earnings increased to $36.8 million from $32.6 million in the prior year quarter. The increase was primarily due to improved operational efficiencies and lower merger and integration expenses.

Adjusted earnings from continuing operations for the second quarter increased to $19.8 million, or $0.53 per diluted share, from $19.1 million, or $0.50 per diluted share in the second quarter last year. For the second quarter of fiscal 2015, adjusted earnings from continuing operations excludes a net after-tax gain of $0.01 per diluted share related to merger integration and acquisition expenses, net gains on the sales of previously closed stores and a benefit related to tax planning initiatives. For the prior year second quarter, adjusted earnings from continuing operations excluded net after-tax charges of $0.04 per diluted share related to merger integration expenses and asset impairment and restructuring costs, partially offset by a tax benefit related to the favorable settlement of an unrecognized tax liability established in a previous year. Adjusted earnings from continuing operations is a non-GAAP operating financial measure. Reported earnings from continuing operations for the second quarter of fiscal 2015 increased to $20.3 million, or $0.54 per diluted share, from $17.4 million, or $0.46 per diluted share, in the prior year quarter, primarily due to the factors previously mentioned.

“We are pleased with our earnings results in the second quarter,” stated Dennis Eidson, SpartanNash's President and Chief Executive Officer. “In spite of a challenging sales environment, we grew operating profit and exceeded earnings expectations due to our disciplined cost control, merger synergies and improved operational efficiencies. While we experienced sales growth in our food distribution segment, sales in our retail segment were negatively affected by the closure of stores, lower fuel prices, a continued competitive retail food environment and unfavorable weather conditions in our Michigan markets. As we have previously mentioned, we are very focused on improving the performance of our retail segment’s western store base.  We continue to make progress on our initiatives, including the rollout of merchandising, pricing, and promotional strategies across this store base, as well as the re-grand opening of our six remodeled stores in Omaha a few weeks ago. In addition, we are pleased to have acquired six stores from Dan's Supermarket, Inc., which was not previously supplied by SpartanNash, in Bismarck, North Dakota, and have been encouraged by the transition to SpartanNash operations.”

Gross profit margin was 14.6 percent in the second quarter of each year.

Second quarter operating expenses would have been $224.9 million, or 12.5 percent of net sales, compared to $228.8 million, or 12.6 percent of net sales, in the same quarter last year if this year's net charges related to merger integration and acquisition expenses, net gains on property sales and expenses related to tax planning initiatives, and last year’s merger integration expenses, asset impairment and restructuring charges were excluded from both periods. The lower expenses as a rate to sales were primarily due to a higher mix of food distribution sales and expense control initiatives. Reported operating expenses for the second quarter of fiscal 2015 were $225.2 million, or 12.5 percent of sales, compared to $232.5 million, or 12.8 percent of sales, in the same quarter last year.

Food Distribution Segment

Net sales for the food distribution segment increased 1.9 percent to $782.7 million in the second quarter from $767.9 million for the second quarter last year.

Second quarter adjusted operating earnings for the food distribution segment increased to $18.5 million from adjusted operating earnings of $13.5 million in the same period last year.  In the current year second quarter, adjusted operating earnings exclude $0.9 million of net pre-tax gains related to a litigation settlement that resulted in the reduction of previously accrued or paid compensation, net of ongoing merger integration costs, and professional fees associated with tax planning initiatives.  The prior year second quarter excludes $2.9 million of pre-tax merger integration expenses and restructuring charges. The increase in adjusted operating earnings was due to merger synergies, lower operating costs, including healthcare expenses, and increased inventory procurement gains. Adjusted operating earnings is a non-GAAP operating financial measure. Reported operating earnings for the second quarter of fiscal year 2015 increased to $19.4 million from $10.7 million in the prior year second quarter.

Retail Segment

Net sales for the retail segment were $516.1 million in the second quarter of fiscal 2015 compared to $539.8 million for the second quarter last year, primarily due to $17.1 million in lower sales due to the closure of retail stores and fuel centers, a 3.2 percent decrease in comparable store sales, excluding fuel, and $10.6 million due to significantly lower retail fuel prices compared to the prior year, partially offset by sales of $9.2 million from the recently acquired stores. Comparable store sales reflect increased competition, unseasonably cool weather in the Michigan market compared to the prior year, and the continued impact of a low inflationary environment.

Second quarter adjusted operating earnings for the retail segment were $14.7 million, compared to adjusted operating earnings of $16.9 million in the prior year second quarter.  In the current year second quarter, adjusted operating earnings exclude $1.2 million of pre-tax merger integration and acquisition costs and net gains on the sales of previously closed sites.  The prior year second quarter excludes $0.8 million of net non-cash pre-tax restructuring charges related to closed stores. The decrease in adjusted operating earnings was due primarily to the increased competitive environment, impact of remodeling activities, low inflation levels and reduced pharmacy margins, partially offset by favorable health care expenses and the impact of store closures. Reported operating earnings in the retail segment were $13.5 million compared to operating earnings of $16.1 million in the prior year quarter.

During the second quarter, the Company acquired six stores from Dan’s Supermarket, Inc. in Bismarck, North Dakota, and ended the quarter with 165 corporate owned stores and 29 fuel centers.

Military Segment

Net sales for the Company's military segment were $497.0 million in the second quarter compared to $502.4 million in the prior year period due to lower sales at the DeCA-operated commissaries. Reported operating earnings for the military segment were $3.9 million, compared to $5.9 million in the prior year quarter primarily due to the cycling of a purchase accounting related adjustment for depreciation expense.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the year-to-date period was $123.4 million, compared to $64.0 million in the comparable period last year. The increase was primarily due to improvements in working capital.

The Company repurchased 202,963 shares of its common stock during the second quarter of fiscal 2015 and has repurchased 282,363 shares for the year-to-date period through July 18, 2015. As of July 18, 2015, the Company had $12.3 million available for future share repurchases under its $50.0 million repurchase program which expires May 17, 2016.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $524.6 million as of July 18, 2015, compared to $563.8 million at January 3, 2015. The Company's total net long-term debt-to-capital ratio is 0.41-to-1.0 and net long-term debt to Adjusted EBITDA is 2.23-to-1.0 as of July 18, 2015. Net long-term debt is a non-GAAP financial measure. Long-term debt and capital lease obligations, including current maturities, were $537.7 million at July 18, 2015 compared to $570.3 million at January 3, 2015.

Outlook

Mr. Eidson continued, "As we begin the second half of 2015, we are pleased with our solid execution and the progress we have made operationally and strategically. Although the retail environment in our markets remains challenging, we continue to work on improving our offerings in the Western Division and recently completed six remodels and re-banners to Family Fare in the Nebraska market. In conjunction with the re-banners, we launched our new Things Are Good HereTM advertising campaign, which is focused on our differentiated shopping experience and our commitment to convenience, quality and overall value. We are in the process of rolling out our yes Rewards loyalty program to our western markets and are highly encouraged by the initial acceptance rates and preliminary success of this venture. In addition, we remain optimistic about our prospects in our food distribution segment and continue to expect further benefits from the merger integration and improved operational efficiencies, including the optimization of our supply chain. Additionally, we will continue to proactively pursue financially and strategically attractive acquisition opportunities.”

For the third quarter and remainder of fiscal 2015, the Company anticipates that net earnings from continuing operations per diluted share will slightly exceed last year's adjusted comparable third and fourth quarter results of $0.46 and $0.44 per diluted share, respectively, excluding merger integration costs and any other one-time expenses.

Based on the first half results and outlook for the remainder of the year, the Company is maintaining its previously issued fiscal 2015 guidance of adjusted earnings per share from continuing operations of approximately $1.89 to $1.98, excluding merger integration costs and other one-time expenses and gains. For purposes of comparison, the Company's similarly adjusted earnings per share were $1.80 in fiscal 2014 when adjusted to a 52-week basis. This guidance is based on expectations of the continuation of low inflation levels and the challenging sales environment.

The Company expects capital expenditures for fiscal year 2015 to be in the range of $70.0 million to $75.0 million, with depreciation and amortization of approximately $83.0 million to $85.0 million and total interest expense of approximately $21.0 to $23.0 million.

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2015 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 20, 2015. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts.  Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (SPTN) is a Fortune 400 company and the largest food distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company’s core businesses include distributing food to military commissaries and exchanges and independent and corporate-owned retail stores located in 46 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 165 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Econofoods.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “outlook,” “optimistic,” “committed,” “anticipates,” “appears,” “believe,” “continue,” “expects,” “look forward,” “guidance,” “target,” “trend,” “opportunities,” “design,” “focus,” “look forward,” “confident,” “position,” “taking steps,” “intend,” “seek,” or “plan,” or similar expressions or that an event or trend “may,” “will,” or is “likely to” occur, or is “beginning.” Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties related to the merger include, but are not limited to, the successful integration of Spartan Stores' and Nash Finch's business and the combined company's ability to compete in the highly competitive grocery distribution and retail grocery industry. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K,  Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, the merger, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 18,	July 12,	July 18,		July 12,
	2015	2014	2015		2014
Net sales	$1,795,864	$1,810,175	$4,108,547		$4,143,902
Cost of sales	1,533,822	1,545,061	3,510,259		3,531,450
Gross profit	262,042	265,114	598,288		612,452

Operating expenses
Selling, general and administrative	225,433	228,806	527,804		544,271
Merger integration and acquisition	151	2,581	2,835		6,749
Restructuring (gains) charges and asset impairment	(336)	1,078	7,002		1,205
Total operating expenses	225,248	232,465	537,641		552,225

Operating earnings	36,794	32,649	60,647		60,227

Non-operating expense (income)
Interest expense	4,894	5,475	11,644		12,949
Other, net	(26)	—	(54)		5
Total non-operating expense, net	4,868	5,475	11,590		12,954

Earnings before income taxes and discontinued operations	31,926	27,174	49,057		47,273
Income taxes	11,619	9,779	18,303		17,359
Earnings from continuing operations	20,307	17,395	30,754		29,914

Loss from discontinued operations, net of taxes	(46)	(76)	(166)		(285)
Net earnings	$20,261	$17,319	$30,588		$29,629

Basic earnings per share:
Earnings from continuing operations	$0.54	$0.46	$0.82		$0.79
Loss from discontinued operations	—	—	(0.01)	*	—	*
Net earnings	$0.54	$0.46	$0.81		$0.79

Diluted earnings per share:
Earnings from continuing operations	$0.54	$0.46	$0.81		$0.79
Loss from discontinued operations	—	—	—		—	*
Net earnings	$0.54	$0.46	$0.81		$0.79

Weighted average shares outstanding:
Basic	37,584	37,744	37,644		37,662
Diluted	37,710	37,810	37,770		37,738

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 18, 2015	July 12, 2014
Assets
Current assets
Cash and cash equivalents	$13,085	$6,420
Accounts and notes receivable, net	298,034	334,440
Inventories, net	552,327	564,628
Prepaid expenses and other current assets	21,678	35,675
Property and equipment held for sale	5,996	—
Total current assets	891,120	941,163

Property and equipment, net	587,871	606,969
Goodwill	331,523	312,252
Other assets, net	122,478	128,850

Total assets	$1,932,992	$1,989,234

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$350,719	$375,592
Accrued payroll and benefits	60,541	68,893
Other accrued expenses	45,705	45,815
Deferred income taxes	28,819	26,816
Current maturities of long-term debt and capital lease obligations	21,669	7,189
Total current liabilities	507,453	524,305

Long-term liabilities
Deferred income taxes	87,316	97,538
Postretirement benefits	17,022	19,884
Other long-term liabilities	39,379	38,204
Long-term debt and capital lease obligations	516,012	576,474
Total long-term liabilities	659,729	732,100

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,517 and 37,725 shares outstanding	518,615	523,148
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,359)	(8,500)
Retained earnings	258,554	218,181
Total shareholders’ equity	765,810	732,829

Total liabilities and shareholders’ equity	$1,932,992	$1,989,234

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	28 Weeks Ended
	July 18, 2015	July 12, 2014
Cash flows from operating activities
Net cash provided by operating activities	$123,355	$63,973
Net cash used in investing activities	(54,606)	(36,447)
Net cash used in financing activities	(52,725)	(30,136)
Net cash used in discontinued operations	(9,382)	(186)
Net increase (decrease) in cash and cash equivalents	6,642	(2,796)
Cash and cash equivalents at beginning of period	6,443	9,216
Cash and cash equivalents at end of period	$13,085	$6,420

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
	July 18, 2015		July 12, 2014		July 18, 2015		July 12, 2014
Military Segment:
Net sales	$497,047	27.7%	$502,402	27.8%	$1,196,441	29.1%	$1,186,569	28.6%
Operating earnings	$3,895		$5,884		$10,053		$10,305
Food Distribution Segment:
Net sales	$782,743	43.6%	$767,926	42.4%	$1,769,178	43.1%	$1,738,928	42.0%
Operating earnings	$19,406		$10,670		$39,655		$24,879
Retail Segment:
Net sales	$516,074	28.7%	$539,847	29.8%	$1,142,928	27.8%	$1,218,405	29.4%
Operating earnings	$13,493		$16,095		$10,939		$25,043
Total:
Net sales	$1,795,864	100.0%	$1,810,175	100.0%	$4,108,547	100.0%	$4,143,902	100.0%
Operating earnings	$36,794		$32,649		$60,647		$60,227

Table 2: Reconciliation of Operating Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 18, 2015	July 12, 2014	July 18, 2015	July 12, 2014
Operating earnings	$36,794	$32,649	$60,647	$60,227
Adjustments:
LIFO expense	1,294	1,555	3,017	3,527
Depreciation and amortization	19,453	19,417	45,238	46,970
Restructuring (gains) charges and asset impairment	(336)	1,078	7,002	1,205
Merger integration and acquisition	151	2,581	2,835	6,749
Fees and expenses related to tax planning strategies	569	—	569	—
Stock based compensation	909	1,135	5,662	5,064
Other non-cash gains	(285)	(135)	(532)	(550)
Adjusted EBITDA	$58,549	$58,280	$124,438	$123,192
Reconciliation of operating earnings to adjusted EBITDA by segment:
Military:
Operating earnings	$3,895	$5,884	$10,053	$10,305
Adjustments:
LIFO expense	291	362	679	833
Depreciation and amortization	2,810	1,552	6,543	5,829
Merger integration and acquisition	—	24	—	24
Fees and expenses related to tax planning strategies	75	—	75	—
Stock based compensation	150	106	854	416
Other non-cash charges (gains)	6	(64)	103	(59)
Adjusted EBITDA	$7,227	$7,864	$18,307	$17,348
Food Distribution:
Operating earnings	$19,406	$10,670	$39,655	$24,879
Adjustments:
LIFO expense	669	795	1,559	1,757
Depreciation and amortization	6,169	7,155	14,705	16,174
Restructuring charges (gains) and asset impairment	3	307	(278)	1,029
Merger integration and acquisition	(1,151)	2,554	1,036	6,722
Fees and expenses related to tax planning strategies	282	—	282	—
Stock based compensation	399	488	2,629	2,399
Other non-cash charges	6	158	41	80
Adjusted EBITDA	$25,783	$22,127	$59,629	$53,040
Retail:
Operating earnings	$13,493	$16,095	$10,939	$25,043
Adjustments:
LIFO expense	334	398	779	937
Depreciation and amortization	10,474	10,710	23,990	24,967
Restructuring (gains) charges and asset impairment	(339)	771	7,280	176
Merger integration and acquisition	1,302	3	1,799	3
Fees and expenses related to tax planning strategies	212	—	212	—
Stock based compensation	360	541	2,179	2,249
Other non-cash gains	(297)	(229)	(676)	(571)
Adjusted EBITDA	$25,539	$28,289	$46,502	$52,804

Notes: Consolidated adjusted EBITDA is a non-GAAP operating financial measure that we define as operating earnings plus depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations.

We believe that adjusted EBITDA provides a meaningful representation of our operating performance for SpartanNash as a whole and for our operating segments. We consider adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

(Unaudited)	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 18, 2015	July 12, 2014	July 18, 2015	July 12, 2014
Operating earnings	$36,794	$32,649	$60,647	$60,227
Adjustments:
Merger integration and acquisition	151	2,581	2,835	6,749
Restructuring (gains) charges and asset impairment	(336)	1,078	7,002	1,205
Fees and expenses related to tax planning strategies	569	—	569	—
Adjusted operating earnings	$37,178	$36,308	$71,053	$68,181
Reconciliation of operating earnings to adjusted operating earnings by segment:
Military:
Operating earnings	$3,895	$5,884	$10,053	$10,305
Adjustments:
Merger integration and acquisition	—	24	—	24
Fees and expenses related to tax planning strategies	75	—	75	—
Adjusted operating earnings	$3,970	$5,908	$10,128	$10,329
Food Distribution:
Operating earnings	$19,406	$10,670	$39,655	$24,879
Adjustments:
Merger integration and acquisition	(1,151)	2,554	1,036	6,722
Restructuring charges (gains) and asset impairment	3	307	(278)	1,029
Fees and expenses related to tax planning strategies	282	—	282	—
Adjusted operating earnings	$18,540	$13,531	$40,695	$32,630
Retail:
Operating earnings	$13,493	$16,095	$10,939	$25,043
Adjustments:
Merger integration and acquisition	1,302	3	1,799	3
Restructuring (gains) charges and asset impairment	(339)	771	7,280	176
Fees and expenses related to tax planning strategies	212	—	212	—
Adjusted operating earnings	$14,668	$16,869	$20,230	$25,222

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of its military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended
	July 18, 2015			July 12, 2014
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$20,307	$0.54		$17,395	$0.46
Adjustments, net of taxes:
Merger integration and acquisition	96	0.00		1,593	0.04
Restructuring (gains) charges and asset impairment	(192)	0.00	*	665	0.02
Tax planning strategies, net of fees and expenses	(382)	(0.01)		—	—
Favorable settlement of unrecognized tax liability	—	—		(595)	(0.02)
Adjusted earnings from continuing operations	$19,829	$0.53		$19,058	$0.50
* Includes rounding
	28 Weeks Ended
	July 18, 2015			July 12, 2014
		Earnings from			Earnings from
	Earnings	continuing		Earnings	continuing
	from	operations		from	operations
(Unaudited)	continuing	per diluted		continuing	per diluted
(In thousands, except per share data)	operations	share		operations	share
Earnings from continuing operations	$30,754	$0.81		$29,914	$0.79
Adjustments, net of taxes:
Merger integration and acquisition	1,735	0.05		4,186	0.11
Restructuring and asset impairment charges	4,285	0.11		747	0.02
Tax planning strategies, net of fees and expenses	(382)	(0.01)		—	—
Favorable settlement of unrecognized tax liability	—	—		(595)	(0.01)	*
Adjusted earnings from continuing operations	$36,392	$0.96		$34,252	$0.91
* Includes rounding

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that we define as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

We believe that adjusted earnings from continuing operations provide a meaningful representation of our operating performance for the Company. We consider adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of our military, food distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. We believe that adjusted earnings from continuing operations provides useful information for our investors because it is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings (loss), cash flows from operating activities and other income or cash flow statement data. Our definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	July 18, 2015	January 3, 2015
Current maturities of long-term debt and capital lease obligations	$21,669	$19,758
Long-term debt and capital lease obligations	516,012	550,510
Total debt	537,681	570,268
Cash and cash equivalents	(13,085)	(6,443)
Total net long-term debt	$524,596	$563,825

Notes: Total net debt is a non-GAAP financial measure that is defined as long term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending January 2, 2016
	Low	High
Earnings from continuing operations	$1.71	$1.80
Adjustments, net of taxes:
Restructuring and asset impairment	0.12	0.12
Merger integration and acquisition	0.07	0.07
Tax planning strategies, net of fees and expenses	(0.01)	(0.01)
Adjusted earnings from continuing operations	$1.89	$1.98